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                                                                       EXHIBIT 5
                                  Law Offices

                                 JOEL BERNSTEIN

                                                            Area Code 305
P. O. Box 330072                                      Telephone:       751-3008
Miami, Florida 33233                                  Facsimile:       751-4928



June 18, 1997



Dental Services of America, Inc.
12000 Biscayne Boulevard
Miami, FL 33181

Gentlemen:

I have acted as special counsel to Dental Services of America, Inc., a Delaware corporation (the "Corporation"), in connection with the offering of 600,00 shares of Common Stock pursuant to consultants stock plan. The shares are being registered pursuant to Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the preparation of the above-referenced Registration Statement.

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authoriized by the Corporation, and when sold, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                     Yours very truly,


                                                     /s/ JOEL BERNSTEIN
                                                     ------------------
JB:jk                                                    Joel Bernstein